Exhibit 5(v) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K


SHAREHOLDER SERVICING AGREEMENT

OLD WESTBURY FUNDS, INC. (the "Fund")
Old Westbury Municipal Bond Fund (the "Portfolio")
Federated Investors Funds
5800 Corporate Drive
Pittsburgh, Pennsylvania  15237-7010

Bessemer Trust Company, N.A.
630 Fifth Avenue
New York, New York  10111

Gentlemen:

      We herewith confirm our agreement with you as follows:

      1. We hereby employ you, pursuant to the Distribution and Service Plan dated adopted by us in accordance with Rule 12b-1 (the "Plan") under the Investment Company Act of 1940, as amended (the "Act"), to provide the services listed below:

            (a) You will perform, or arrange for others including banks, savings and loans and other financial institutions with which you have written agreements and whose clients are Fund shareholders (each institution a "Servicing Agent") to perform, all shareholder servicing functions not performed by us, by the Distributor or Broker-Dealers, or by our Transfer Agent.

            (b) In consideration of the foregoing we will pay you a fee at the annual rate of one quarter of one percent (0.25%) of the Portfolio's average daily net assets attributable to your clients (and clients of your affiliates) to compensate you for providing shareholder services to such clients. In addition, we will pay you up to one quarter of one percent (.25%) per annum of the Portfolio's average daily net assets attributable to the clients of the other Shareholder Servicing Agents (together, the "Shareholder Servicing Fees") to permit you to make payments to such Shareholder Servicing Agents whose clients are Fund shareholders. Your payment will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request us in writing. You may waive your right to any fee or payment to which you are entitled hereunder, provided such waiver is delivered to us in writing.

            (c) You may payments from time to time from your Shareholder Servicing Fee attributable to your clients to defray the costs of, and to compensate Shareholder Servicing Agents (not already receiving a Shareholder Servicing Fee from you for which you are reimbursed) for performing shareholder servicing and related administrative functions on behalf of the Portfolio.

You will in your sole discretion determine the amount of any payments made by you pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment Shareholder will increase the amount which we are required to pay to you under either this Agreement or any advisory agreement between you and us, or otherwise.

      2. Except as otherwise provided herein, you will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by you the Distributor, the Broker-Dealers and Shareholder Servicing Agents in rendering such services, and
(ii) the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Portfolio and of preparing and printing subscription application forms for shareholder accounts. Our obligation to be responsible for the expenses enumerated in this paragraph 2 is limited to an amount equal to
 .05% per annum of the Portfolio's average daily net assets.

      3. (a) The written agreements between you and the Shareholder Servicing Agents will provide that such Shareholder Servicing Agents receive a fee, which may be paid periodically, on an annual basis equal to 0.25% of the average daily net assets of the Portfolio represented by shares owned during the period for which payment is being made by investors with whom such Shareholder Servicing Agent maintains a servicing relationship, and will, as agents for their customers perform the following, among other things: answer customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares of the Fund may be effected and certain other matters pertaining to the Fund; assist shareholders in designating and changing dividend options, account designations and addresses; provided necessary personnel and facilities to establish and maintain shareholder accounts and records; assist in processing purchase and redemption transactions; arrange for the wiring of funds; transmit and receive funds in connection with customer orders to purchase or redeem shares; verify and guarantee shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnish (either separately or on an integrated basis with other reports sent to a shareholder by the Fund) monthly and year-end statements and confirmation of purchases and redemptions; transmit, on behalf of the fund, proxy statements, annual reports, updating prospectuses and other communications from the Fund to shareholders of the Fund; receive, tabulate and transmit the Fund proxies executed by shareholders with respect to meeting of shareholders of the Fund; and provide such other related services as the Fund or a shareholder may request. Shareholder Servicing Agents may waive all or a portion of their Shareholder Servicing Fees.

            (b) Payments to Shareholder Servicing Agents to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Directors to be entered into between you and the Shareholder Servicing Agents.

      4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

      5. This Agreement will become effective on the date hereof and will remain in effect until November 13, 1998, and thereafter for successive twelve-month periods (computed from each November 1), provided that such continuation is specifically approved at least annually by vote of our Board of Directors and of a majority of those of our directors who are not interested persons (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our entire Board of Directors, and by a vote of a majority of our Directors who are not interested persons (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or by vote of a majority of our outstanding voting securities, as defined in the Act, on sixty days' written notice to you, or by you on sixty days' written notice to us.

      6. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

      7. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

      If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                    Very truly yours,

                                    OLD WESTBURY FUNDS, INC.
                                    Old Westbury Municipal Bond Fund

                                    By:  /s/ C. Christine Thomson
                                    Name:  C. Christine Thomson
                                    Title:  Vice President

ACCEPTED: November 13, 1997

BESSEMER TRUST COMPANY, N.A.

By:  /s/ Robert C. Elliott
Name:  Robert C. Elliott
Title:  Senior Executive Vice President